Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S‑3 and S‑8 (Nos. 333‑273714, 333‑269263, 333‑258560, 333‑225481, 333‑211663, and 333‑206547) of Live Oak Bancshares, Inc. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2023.
/s/ FORVIS, LLP
Greenville, North Carolina
February 22, 2024